Exhibit (p)(12)

Compliance Manual

Code of Ethics

Code of Ethics – Introduction

© 2014 NISA Investment Advisors, L.L.C.

The Chief Compliance Officer (“CCO”) will provide a copy of the Compliance Manual and any amendments thereto to all employees. The CCO maintains an electronic version of the Compliance Manual that is accessible to all employees on the NISAnet.

All employees must certify receipt of the policies in the Compliance Manual.

The CCO will review this manual at least annually. NISA’s General Counsel will advise the CCO of changes in laws, rules and regulations that may impact NISA’s business and/or compliance policies. The CCO will amend these policies as appropriate within a reasonable time following changes in laws, rules and regulations, and as changes occur in NISA’s business, policies and procedures.

All employees have an affirmative duty to report violations of any of the policies in the Compliance Manual, including those committed by others. The employee must report such violations to the Chief Compliance Officer, General Counsel or President.

Employees must be forthcoming, whether voluntarily or upon request of the President, CCO or General Counsel, related to potential violation of these policies. Furthermore, the employee may not knowingly withhold relevant information.

(02/2014)

Code of Ethics

Standards of Professional Conduct

NISA Investment Advisors, L.L.C.

Business Sponsor: President

The following is a general overview of the standards expected of all employees. Many of these standards are explained and expanded in further detail in other sections of this Compliance Manual. If policies overlap or conflict, the employee must abide by the more stringent standard. Since these policies are generally adapted from the CFA Institute Code of Ethics and Standards of Professional Conduct, not all of these policies may be applicable to all or any employees.

OVERVIEW

The employee must:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employer, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the interests of clients and integrity of the investment profession above his or her own personal interests.

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity of, and uphold the rules governing capital markets.

•	Maintain and improve his or her professional competence and strive to maintain and improve the competence of other investment professionals.

POLICY

Whistleblower

The purpose of this policy is to provide protections for employees who, in good faith, report concerns regarding NISA’s business activities or the activities of NISA employees that may be illegal, unethical, dishonest or in contravention of NISA’s policies.

A “Whistleblower” as defined by this policy is a NISA employee who reports an activity that he or she believes to be illegal, unethical, dishonest or in contravention of NISA’s policies or an employee who, in the course of an investigation of alleged illegal, unethical or dishonest activity, provides information requested by those investigating such allegations.

If an employee has knowledge of, or a concern about, any illegal, unethical or dishonest activity or any activity that contravenes NISA’s policies, the employee should contact his or her immediate supervisor, the President, General Counsel, Chief Compliance Officer (“CCO”), Manager, Human Resources or a NISA Ombudsperson. (NISA’s Ombudspersons are listed in the Employee Handbook, Section I.b.)

A Whistleblower is entitled to confidentiality to the extent practical, and to protections from reprisal or retaliation as a result of reporting such allegations or cooperating in the investigation of such allegations. The confidentiality of a Whistleblower will be maintained to the extent practical and consistent with NISA’s obligations and the need to undertake a full and fair investigation of the matter. Further, no NISA employee may retaliate against a Whistleblower. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, poor work assignments and/or threats of physical harm.

NISA Investment Advisors, L.L.C.

Any Whistleblower who believes he or she is being retaliated against must contact the President, General Counsel, CCO, Manager, Human Resources or a NISA Ombudsperson immediately. The right of a Whistleblower to protection against retaliation does not include immunity for any personal wrongdoing on the part of the Whistleblower that may have occurred, whether related to the activity in question or otherwise.

Any reports from employees of alleged illegal, unethical or dishonest activities or an activity that contravenes NISA’s policies must be promptly submitted to the General Counsel, who will coordinate the investigation, reporting and resolution of the matter.

An employee who knowingly files a false report of wrongdoing will be subject to discipline up to and including termination.

Any questions regarding this policy should be directed to the Manager, Human Resources.

Standards of Professional Conduct

Professionalism

Knowledge of the Law: The employee must understand and comply with all applicable laws, rules, and regulations of any government, regulatory organization, licensing agency, or professional association governing his or her professional activities. In the event of conflict, the employee must comply with the more strict law, rule, or regulation. The employee may not knowingly participate or assist in, must dissociate from, and must notify the CCO, General Counsel or President of any violation of such laws, rules, or regulations.

Independence and Objectivity: The employee must use reasonable care and judgment to achieve and maintain independence and objectivity in his or her professional activities. The employee may not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise his or her own or another’s independence and objectivity.

Misrepresentation: The employee may not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

Misconduct: The employee may not engage in any professional conduct involving dishonesty, fraud or deceit, or commit any act that reflects adversely on NISA’s or his or her professional reputation, integrity, or competence.

Integrity of Capital Markets

Material Nonpublic Information: If the employee possesses material, nonpublic information that could affect the value of an investment, he or she must not act or cause others to act on the information. Refer to the Insider Trading Prevention and Detection policy for additional information.

Market Manipulation: The employee may not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants. The employee may not knowingly spread false information about a security, security issuer or market development. The employee may not engage in any manipulative or deceptive behavior designed to harm the public interest or investors.

Duties to Clients

Loyalty, Prudence, and Care: The employee has a duty of loyalty to NISA’s clients and must act with reasonable care and exercise prudent judgment. In performing its investment management duties, the employee will act for the benefit of NISA’s clients and place NISA’s clients’ interests before NISA’s or his or her own interests. In relationships with clients, NISA will determine the applicable fiduciary duty and the employee must comply with such duty to clients and interests to whom it is owed.

NISA Investment Advisors, L.L.C.

Fair Dealing: The employee must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

Suitability (Note – generally, only item a.(3) and b. apply to NISA employees):

a.	Each employee understands that the advisory relationship with a client is between NISA and the client. Accordingly, if it is within such employee’s responsibilities at NISA, he or she must:

(1)	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action, and must reassess and update this information regularly.

(2)	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

(3)	Judge the suitability of investments in the context of the client’s Guidelines.

b.	When the employee is responsible for managing a portfolio to a specific mandate, strategy, or style, he or she may only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

Performance Presentation: When communicating investment performance information, the employee will make reasonable efforts to determine that it is fair, accurate, and complete as further detailed in the Performance Distribution policy.

Preservation of Confidentiality: The employee must keep information about current, former, and prospective clients confidential unless:

•	The information concerns illegal activities on the part of the client or prospective client.

•	Disclosure is required by law, a court or a regulatory agency.

•	The client or prospective client permits disclosure of the information.

•	Directed by the President, General Counsel or CCO to disclose such information. See the Confidentiality policy for more information.

Duties to Employer

Loyalty: In matters related to his or her employment, the employee must act for the benefit of NISA and not deprive NISA of the advantage of his or her skills and abilities, divulge confidential information, or otherwise cause harm to NISA.

Additional Compensation Arrangements: The employee may not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, NISA’s interest. See the Gift policy for more information.

NISA Investment Advisors, L.L.C.

Responsibilities of Supervisors: The employee must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code of Ethics by anyone subject to his or her supervision or authority. See the Supervisory Duties policy for more information.

Investment Analysis, Recommendations, and Action

Diligence and Reasonable Basis: The employee will, as appropriate:

•	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

•	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

Communication with Clients and Prospective Clients: The employee will:

•	Disclose to clients and prospective clients the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios, and must promptly disclose any changes that might materially affect those processes.

•	Use reasonable judgment in identifying which factors are important to his or her investment analyses, recommendations, or actions, and include those factors in communications with clients and prospective clients.

•	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

Record Retention: The employee must develop and maintain appropriate records to support his or her investment analysis, recommendations, actions, and other investment-related communications with clients and prospective clients.

Conflicts of Interest

Disclosure of Conflicts: The employee must make full and fair disclosure to his or her supervisor and the CCO or the General Counsel of all matters that could reasonably be expected to impair his or her independence and objectivity or interfere with respective duties to NISA, NISA’s clients and NISA’s prospective clients. The employee will verify that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

Priority of Transactions: Investment transactions for clients and employers must have priority over investment transactions in which the employee has a beneficial interest.

Referral Fees: The employee must disclose to the Legal or Compliance Group, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

(02/2014)

NISA Investment Advisors, L.L.C.

Code of Ethics

Insider Trading Prevention and Detection

Business Sponsor: President

OVERVIEW

Trading financial instruments, whether for a personal account or for NISA’s clients, while in possession of material, nonpublic information, or improperly communicating that information to others, may expose the employee personally to criminal, civil and/or other stringent penalties.

The prohibition on trading while in possession of material, nonpublic information applies to all investors.

If an employee is uncertain about the application, meaning or interpretation of a term in this policy in a particular circumstance, he or she should direct any questions to the General Counsel or Chief Compliance Officer (“CCO”). The employee must promptly notify the General Counsel or CCO if the employee has any reason to believe that a violation of this policy has occurred or is about to occur, or if the employee believes he or she may be in possession of material, non-public information.

POLICY

NISA Investment Advisors, L.L.C.

Insider Trading

The employee may not trade, either personally or on behalf of others (including accounts managed by NISA), while in possession of material, nonpublic information. Furthermore, the employee must not communicate material, nonpublic information to anyone other than the General Counsel or CCO, as described in this policy.

What is Material Information? Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information that, if disclosed, would likely affect the price of a company’s financial instruments.

Information related to the market for financial instruments (including for example, holdings and transactions) may be material. Similarly, prepublication knowledge regarding upcoming reports about a company, industry, market, etc. may also be material.

What is Nonpublic Information? Nonpublic information is information that is not publicly available. Information is “public” when it has been broadly disseminated and after sufficient time has passed for the investing public to absorb such information. Tangible evidence of such dissemination is the best indication that the information is public. Examples of such evidence include public filings with the SEC or other governmental agency, a press release published in a widely circulated publication such as Bloomberg or the Wall Street Journal.

Examples of how material, nonpublic information may be obtained

•	Research - An employee may obtain material, nonpublic information from company representatives, research analysts, credit rating services, etc.

•	Client Services - An employee may obtain material, nonpublic information from clients, prospective clients or consultants. For example, NISA’s public company client or potential client could disclose to a NISA employee news or strategies related to the company that have not been disclosed publicly.

•	Other relationships - An employee may obtain material, nonpublic information in a manner that is not related to the employee’s duties at NISA or NISA’s relationship to the client.

•	Tender Offers - The employee must exercise particular caution if he or she becomes aware of nonpublic information relating to a tender offer.

The employee may not take any action or disclose such information to anyone other than the CCO or General Counsel. This degree of caution is designed to protect the employee, NISA’s clients and NISA.

Procedures to Implement the Policy on Insider Trading

The following procedures have been established to aid NISA employees in avoiding insider trading, and to aid NISA in preventing, detecting and imposing sanctions against insider trading.

Access to Material, Nonpublic Information: If an employee thinks that he or she might be in possession of material, nonpublic information, the employee must take all of the following steps:

•	Report the information promptly to General Counsel or CCO, regardless of whether a trade is contemplated by the employee or others.

•	Do not communicate the information to anyone, other than to the General Counsel or CCO.

NISA Investment Advisors, L.L.C.

•	Do not transact in related instruments for any account, including accounts managed by NISA.

•	The General Counsel or CCO will review the issue and determine whether the information is material and nonpublic and, if so, what action NISA should take. The employee should assume that such information is material, nonpublic information unless told otherwise by the General Counsel or CCO.

Restrictions on Disclosures: Certain types of investment management assignments may increase the likelihood that information disclosed to NISA prior to or in the course of the engagement may constitute material, nonpublic information. Such engagements and prospective engagements are termed “restricted engagements.” The following procedures must be followed in connection with each prospective or new client, or a change or additional strategy of an existing client.

The Client Services Group will determine whether (i) the engagement is of a type in which NISA is likely to receive potentially material, nonpublic information, and (ii) the company has outstanding securities of a type that NISA could reasonably anticipate buying or selling for its clients.

•	If neither of the above is true, or if only one is true, then the account may be set up without any additional restrictions. The Client Services Group will continue to be aware of the potential to receive material, nonpublic information.

•	If (i) and (ii) are true, the individual in the Client Services Group responsible for coordinating the account must promptly notify the Legal or Compliance Group. If, after consultation with the General Counsel, it is determined that the engagement should be a “restricted engagement,” the CCO will implement measures to secure information that may be material, nonpublic information. These procedures may include (i) restricting access to physical files containing potentially material, nonpublic information, (ii) restricting access to computer files containing such information, and (iii) advising all employees involved in a “restricted engagement” that such engagement is restricted.

An employee with access to information related to a “restricted engagement” must not discuss or share information for that engagement with another employee without first ascertaining that the other employee has access to such information. The employee must conduct conversations related to potentially material, nonpublic information in private (for example, not in the general vicinity of the portfolio management group).

Periodically, the Legal or Compliance Group will review the “restricted engagements” list to determine whether an engagement or prospective engagement may no longer need to be a “restricted engagement.”

No Trade or Restricted Trade Orders: NISA reserves the right at any time to specify securities for which no trading (or only limited trading) will be allowed as determined by the CCO or her designee. These restrictions may be applied to trading for NISA’s clients as well as personal securities transactions, as determined by the CCO or her designee. The Compliance Group will communicate these restrictions to the appropriate employees, as determined by the CCO or General Counsel.

Contractors and Interns: NISA contractors and interns may have access to material, non-public information as a result of their work for NISA. The CCO will determine on a case-by-case basis whether a contractor or intern is required to certify receipt of this Insider Trading Prevention and Detection Policy by signing the Statement on Insider Trading attached as Appendix E.

(03/2014)

NISA Investment Advisors, L.L.C.

Code of Ethics

Personal Securities Transactions

Business Sponsor: President

OVERVIEW

NISA Investment Advisors, L.L.C.

Because your personal securities transactions may conflict with NISA’s duty to its clients, the Chief Compliance Officer (“CCO”) monitors the personal securities transactions of all employees, certain interns and consultants, as well as “related persons” as defined below.

The CCO or a designee may place limits on your trading or may prohibit trading in any security at any time without advance notice. NISA will not be responsible for and will not compensate you for any loss incurred as a result of this policy. These restrictions may be applied to trading for NISA’s clients as well as personal securities transactions. The CCO will communicate these restrictions as needed.

The restrictions and requirements contained in this policy apply to all full and part-time employees as well as certain interns and consultants designated by the CCO (individually, an “Employee” and collectively, “Employees”). You should assume that you are required to follow this policy unless explicitly told in writing by the CCO that you do not have to follow it.

POLICY

As an Employee, it is your responsibility to read, understand, and comply with this policy and all applicable federal securities laws. Failure to do so may result in disciplinary action, up to and including termination of your employment with NISA.

Depending on the job description, a part-time employee, intern, or consultant may not have sufficient access to material, non-public information about purchases or sales of securities for clients, will not be involved in making securities recommendations to clients, and will not have access to those recommendations to necessitate compliance with the restrictions and requirements set forth in this policy. The CCO will determine, on a case-by-case basis, the level of review and reporting necessary for these persons.

It is not possible for this policy to cover all situations. You should direct any questions on the application of this policy to a particular situation first to your supervisor and then, if necessary, to the Compliance Group.

Penalties for Not Adhering to this Policy

The CCO is responsible for administering this policy. Penalties include, but are not limited to, verbal or written warning, disgorgement of profits from trades made in violation of this policy, or termination of employment or engagement with NISA. In determining what sanction, if any, is appropriate, the CCO will consider all the facts and circumstances including, but not limited to, whether a client was harmed, whether the individual profited or had the opportunity to profit, whether the violation is the first for the employee or a repeated violation, and the materiality of the transaction.

Applicability of Policy

This policy covers “reportable securities” which we define as all financial instruments except:

•	shares of open-end registered investment companies (mutual funds and money market funds) that are not sub-advised by NISA. See below for more information;

•	direct obligations of the U.S. Government;

•	high quality short-term investments;

•	commercial paper;

NISA Investment Advisors, L.L.C.

•	bankers’ acceptances;

•	certificates of deposits;

•	Checking and Savings accounts; and

•	529 Plans.

If you are unclear as to whether a financial instrument is a Reportable Security, you should err on the side of caution and assume that it is a Reportable Security.

Cryptocurrencies, or digital mediums of exchange, (i.e. Bitcoins, etc.) are not considered Reportable Securities. You may purchase cryptocurrencies for use as currency without any pre-clearance or reporting duties. However, if you use any cryptocurrency to purchase Reportable Securities, or you purchase any derivative instruments or futures contracts involving cryptocurrencies, the transaction must be pre-cleared in accordance with this policy.

This policy covers Reportable Securities owned by you or “related persons” who we define as:

•	your spouse;

•	any minor children;

•	any person with whom you have a relationship substantially similar to that of a spouse or child;

•	any relative of yours or your spouse’s who lives in the same household as you; or

•	any other account owned by any person if you have what is called “beneficial ownership” of that account. Beneficial Ownership means you have direct or indirect discretion over the account. With respect to equity securities, you have Beneficial Ownership of any financial instrument that you have the right to acquire through the exercise or conversion of any derivative security, whether or not presently exercisable.

An account in which you have Beneficial Ownership that is managed by a third party Fiduciary is not subject to the trade pre-clearance and reporting requirements described below. You must, however, disclose the existence of these accounts and supply any related documentation as may be requested by the CCO.

You must receive prior approval by the CCO to become a member in any investment club. Once you become a member of an investment club, all trades made in Reportable Securities by the investment club must be pre-cleared in accordance with this policy.

REPORTING REQUIREMENTS

Initial Holdings Report: You must file a Personal Securities Account Disclosure Form no later than seven (7) calendar days after becoming an employee of NISA. The form is located under the Compliance Forms link on the Compliance page of the NISAnet. The form has three sections which are described below.

The first section of the form requires you to disclose information about all brokerage accounts, 401(k)s, IRAs or other accounts that hold securities, including the broker-dealers or registered investment advisers with which you have these accounts. The Compliance Group will determine, based on the completed form, if you hold Reportable Securities in these accounts. Because these are accounts the Compliance Group will review and in which the CCO may monitor your activities (the “Reportable Accounts”), it is imperative that you report all accounts and the types of securities held. The Compliance Group will also review the form for any conflicts of interest. You must submit a copy of your most recent statement along with the form for all accounts listed in this section. For each Reportable Account, depending on the broker, you must provide NISA with the appropriate written authorization to allow the Compliance Group to receive either an electronic feed of your holdings and transactions or to allow the broker to send NISA a duplicate broker statement. For the accounts listed in this section of the form that are not Reportable Accounts, you may not transact in Reportable Securities prior to submitting an amended form. Failure to report these accounts upon commencement of your employment with NISA or any new accounts you may open later, could lead to disciplinary action. Failure to provide this consent is grounds for termination.

NISA Investment Advisors, L.L.C.

The second section of the form requires you to disclose information about any securities you hold directly. This could include common stock for which you hold the stock certificate. Some of these securities could be determined to be Reportable Securities. In that case, you would be required to enter these securities into the Personal Trading Control Center, “PTCC”, to allow the Compliance Group to monitor.

After completing and submitting the form, a member of the Compliance Group will enter your accounts into PTCC. You must then enter your Reportable Security holdings into the appropriate accounts as of your employment date. The report must contain the following information about your Reportable Securities:

•	title and type of security, and if applicable, the exchange ticker symbol or CUSIP;

•	number of shares, and principal amount or relevant indicator of quantity owned;

•	name of any broker, dealer, or bank with whom an account is maintained; and

•	the date of the report.

After you enter your Reportable Securities into PTCC, a member of the Compliance Group will push an initial holdings certification to you through PTCC that you must submit within seven (7) calendar days of employment with NISA.

Quarterly Transaction and Holding Reports: Each quarter, the Compliance Department will review the transactions and holdings in your Reportable Accounts. Your responsibilities will be different depending on whether or not your Reportable Accounts are with a broker that provides NISA with an electronic feed.

For Reportable Accounts for which NISA is able to receive an electronic feed from the broker, each quarter you are required to review your accounts on PTCC and certify that the transactions that appear on PTCC for that review period are correct and that your holdings are correct. If your account does not have an electronic feed that automatically updates your holdings, you must manually enter all your transactions for the review period and update your holdings so that all the information is correct. You must manually enter trades in Reportable Securities into PTCC within seven (7) calendar days of the trade date. You may wait until the last day of the quarter to enter non-reportable transactions, such as dividend reinvestments and corporate actions, into PTCC. The Compliance Group will compare those transactions and holdings with the information contained in your paper broker statements. If the Compliance Department does not receive a duplicate broker statement by the middle of the month following the end of the quarter, you must provide a duplicate copy upon request.

Each quarter, regardless of how you maintain your Reportable Accounts, you will be asked to certify that PTCC reflects the correct:

NISA Investment Advisors, L.L.C.

•	date of the transaction, the title, and if applicable the exchange ticker symbol or CUSIP number,

•	interest rate, maturity date, number of shares, and principal amount or relevant indicator of each security involved;

•	nature of the transaction (buy, sell, etc.);

•	price at which the transaction was effected; and,

•	name of the broker, dealer, or bank with or through which the transaction was effected.

New Account Reporting: You have seven (7) calendar days to report any new investment account to the Compliance Group by completing the Personal Securities Account Disclosure Form. This includes instances where you open a new investment account, are granted trading authority in an investment account or obtain Beneficial Ownership of an investment account. If the account holds Reportable Securities, you must include the following information when entering your Reportable Securities into PTCC:

•	title and type of security, and if applicable, the exchange ticker symbol or CUSIP;

•	number of shares, and principal amount or relevant indicator of quantity owned;

•	name of any broker, dealer, or bank with whom an account is maintained; and

•	the date of the report.

Trading Practices and Prohibitions

You must adhere to the following practices and restrictions when trading Reportable Securities.

Pre-Clearance: You must receive clearance from the Compliance Group prior to trading or taking part in a voluntary tender offer of any Reportable Securities. The only trades you do not have to pre-clear are those done in:

•	shares of open-end registered investment companies (mutual funds and money market funds) that are not sub-advised by NISA. See below for more information;

•	direct obligations of the U.S. Government;

•	high quality short-term investments;

•	commercial paper;

•	bankers’ acceptances;

•	certificates of deposits;

•	Checking and Savings accounts; and

•	529 Plans.

You must pre-clear your transactions using PTCC. Follow the instructions provided on the NISAnet or ask your supervisor if you need help with this process. Pre-clearance requires your supervisor and the applicable portfolio management group to approve your transaction. In some cases, the CCO will be required to approve as well.

NISA Investment Advisors, L.L.C.

Your supervisor may approve a requested trade only if he or she reasonably believes that your trading in the security does not pose a conflict of interest with NISA’s clients. In the event your supervisor is not available to approve a trade, you may seek approval through your supervisory “chain of command.” Employees with a Director title or higher do not require supervisor approval when trading.

The applicable portfolio management group may only approve a trading request if NISA does not have an order pending, does not anticipate an order on the current day or next day and has not executed an order on the current day or on the prior trading day in that particular or similar security. For trades in an Exchange Traded Fund (“ETF”), the nature of the underlying instruments determines which portfolio management group is able to approve the transaction. If four or fewer issuers in the ETF account for more than 20% of the ETF’s market value, the relevant portfolio management group may only approve the transaction only if he or she would approve a transaction in all four or fewer underlying securities of each ETF.

Pre-approval is good only for the day received. If you do not execute your transaction that day, you must begin the process all over.

Prohibited Transactions: When executing trades in Reportable Securities, you are prohibited from:

•	purchasing securities on margin, margin trading or trading in strategies that could result in your Reportable Account being margined;

•	selling short any Reportable Security;

•	entering into any derivative contract without prior approval from the CCO, except for option contracts, as described below;

▪	Option contracts are permitted as long as you are using the option to hedge a specific risk held in one of your Reportable Accounts.

•	holding more than one percent of the outstanding securities of any one publicly traded company;

•	purchasing securities issued by Energizer Holdings; and/or,

•	purchasing shares in the American Beacon Treasury Inflation Protected Securities Funds which are sub-advised by NISA.

Private Placements or Initial Public Offerings: You must pre-clear the purchase of both private placements and initial public offerings with the CCO. You may not purchase Private Placements or Initial Public Offerings of equity or equity-related securities if any member of the syndicate group is a firm with whom NISA currently does business or with whom NISA anticipates doing business as determined by the CCO. You will be required to provide information relating to the syndicate group at the time you request pre-clearance.

Short Swing Profit Prohibition: You may not buy or sell any Reportable Security if you have executed the opposite transaction within the previous 60 calendar days. That means you cannot buy a Reportable Security that you sold within the past 60 calendar days or sell a Reportable Security before you’ve held it for 60 calendar days.

NISA Investment Advisors, L.L.C.

Transactions from automated programs such as dividend reinvestments or automatic rebalancing programs are exempt from the 60-day rule provided you are acting in good faith when setting up these programs

The penalty for a violation of this provision, in addition to any other penalty that may be assessed, is the disgorgement of any profits earned. If the CCO determines that you have violated the Short Swing Profit Prohibition, you will be required to make a donation to a local food bank selected by NISA for the amount of the profit that resulted from the violation. Before you file your tax return, you will be required to certify that you will not take a tax deduction for this donation.

(03/2014)

NISA Investment Advisors, L.L.C.

Code of Ethics

Conflicts of Interest

Business Sponsor: President

OVERVIEW

A conflict of interest occurs when a person or organization has a private interest that may be inconsistent with its duties to another party.

An actual or potential conflict of interest may occur if, for example, an employee can influence a decision with respect to a client that may result in a benefit to a person or entity other than the client.

For the purposes of this policy, “relative” includes any child, grandchild, parent, sibling, in-law (including any child, parent or sibling of yours or your spouse’s) and person having a relationship to you or your spouse substantially similar to those listed above.

POLICY

Clients

The employee must discharge his or her duties for the sole benefit of each NISA client. The employee must avoid activities, interests, and relationships that may, or may appear to, conflict or interfere with NISA’s fiduciary duty to its clients.

The employee may not take any action with respect to a client’s account in order to benefit any person or entity other than that client. In addition, the employee may not favor one client at the expense of another client for any reason.

The employee may not enter into any transactions on behalf of NISA’s clients with outside firms that could result in unusual gains for those firms. Unusual gains refers to bribes, product bonuses, special fringe benefits, unusual price breaks, and other windfalls designed to ultimately benefit NISA, the employee, a relative of the employee, or such other person or entity. Neither NISA nor the employee may participate in programs or activities that could be interpreted to involve unusual gains as defined above.

REPORTING REQUIREMENTS

If the employee, or a relative of the employee, has any influence on, and a conflict of interest related to, transactions on NISA’s behalf, the employee must promptly disclose that information to the Chief Administrative Officer, Chief Compliance Officer or General Counsel. The employee may not knowingly take any action while an unreported actual or potential conflict of interest exists.

(02/2014)

Code of Ethics

NISA Investment Advisors, L.L.C.

Outside Activities

Business Sponsor: President

OVERVIEW

Employees may perform outside activities as long as he or she meets the performance standards of his or her job with NISA. If NISA determines that the employee’s outside activities interfere with the employee’s job performance or the ability to meet the requirements of his or her job at NISA, NISA may ask the employee to terminate the outside activities. NISA shall judge the employee by the same performance standards as his or her peers. The employee is subject to NISA’s scheduling demands, regardless of any existing outside activities.

POLICY

Employment Activities

•	The employee may not serve on a board of directors of a company with publicly available securities outstanding without the prior approval of the Chief Compliance Officer and the Managing Director, Investment Strategies.

•	The employee may not serve on a creditors committee for a company with publicly available securities outstanding without the prior approval of the Chief Compliance Officer and the Managing Director, Investment Strategies.

•	The employee may serve on a board of directors of a company without publicly available securities outstanding. The employee shall promptly resign from the board of directors if the entity issues a publicly available security.

•	The employee may not obtain any outside employment without prior written approval from his or her immediate supervisor and the Managing Director or Director responsible for the employee’s functional area. The employee shall promptly report in writing outside employment to the Manager, Human Resources and the Compliance Group. In determining whether to grant such approval, the supervisor and Managing Director or Director shall consider, among other things, whether such activity constitutes or may be perceived to constitute a conflict of interest.

•	The employee must obtain advance approval from his or her immediate supervisor and the Managing Director or Director responsible for the employee’s functional area prior to accepting any change (other than termination of employment) in outside employment activities, including a change in status or responsibilities.

Other Activities:

•	The employee may engage in other outside activities provided that such activities do not present a conflict of interest and do not pose potential harm to NISA’s reputation.

•	The employee may not engage in any outside activity that poses or may be perceived to pose a conflict of interest.

NISA Investment Advisors, L.L.C.

•	The employee may not enter into any affiliation with a business that competes with or provides services similar to those of NISA.

•	The employee may not be registered as an advisor representative with another firm while employed by NISA.

•	The employee must obtain the prior approval of the Chief Compliance Officer or her designee before agreeing to serve on the finance, investment or similar committee for a not for profit entity.

The employee may not receive any income or material gain from individuals or entities outside NISA for materials produced or services rendered in performing his or her job at NISA.

(02/2014)

Code of Ethics

Confidentiality

Business Sponsor: President

OVERVIEW

NISA Investment Advisors, L.L.C.

Protecting confidential information is vital to NISA’s interests and success. Such confidential information may include, but is not limited to, the following:

•	Client names and client lists (including former and prospective clients)

•	Client preferences, strategies and investment intentions

•	Clients’ confidential information, including any financial or related information about the client obtained from a source other than a publicly available source

•	NISA’s financial information

•	Investment intentions, activities or strategies

•	Trading or portfolio management strategies

•	Security holdings

•	Pending projects and proposals

•	Financial models, calculations, systems and processes

•	All documents created by a NISA employee or contractor

POLICY

The employee may not reveal any confidential information except to employees at NISA who need to know that information in order to carry out their duties to clients. NISA will take care not to disclose information about any client to a third party except as necessary to establish and manage the client’s account(s), as requested or permitted by the client, as required by applicable law, regulatory agency or court of competent jurisdiction or as directed by the General Counsel or a designee.

The employee should disclose client information only to legitimate client representatives and must take reasonable steps to verify that such recipient is a legitimate representative.

The employee must do the following to preserve the confidentiality of data and information.

•	Place all paper documents containing confidential information (including, for example: client names and data, trade data, proprietary analysis) in the bins located throughout the office designated for materials to be shredded or otherwise destroyed.

•	Shred or discard highly sensitive documents (for example, personnel data) in the locked recycling bins.

•	Store electronic storage media (for example, tapes, cds, disks) in a locked location until they can be properly erased and/or destroyed. The Information Technology staff will be responsible for the proper disposal of such media.

All information is the sole property of NISA.

Unauthorized use of third party intellectual property or the disclosure of trade secrets may result in personal liability to the employee and disciplinary action, up to and including termination of employment.

NISA Investment Advisors, L.L.C.

REPORTING REQUIREMENTS

The employee must promptly notify the Compliance Group upon discovering any inadvertent disclosure of confidential information (for example, sending an email containing confidential information to an unintended recipient).

(02/2014)

Code of Ethics

Supervisory Duties

Business Sponsor: President

OVERVIEW

Each employee with supervisory responsibility (a “Supervisor”) must exercise reasonable supervision over those employees subject to his or her direction and supervision. In supervising such employees, the Supervisor’s goal is, among other things, to prevent, detect and correct violations of policies in this manual or other NISA policies and procedures by such persons, and to review the accuracy and completeness of each employee’s work.

NISA Investment Advisors, L.L.C.

NISA may take disciplinary actions, up to and including termination of employment, for a Supervisor’s failure to supervise employees subject to his or her direction and supervision. Moreover, the SEC may sanction Supervisors for failure to supervise.

Specific supervisory duties include, but are not limited to:

•	Establishing procedures (whether written or oral), and a system for applying such procedures, that are reasonably expected to prevent and detect violations of this manual and NISA’s other policies and procedures;

•	Promptly reporting violations of policies and procedures in this manual to the Chief Compliance Officer; and

•	Establishing procedures that could be reasonably expected to monitor the accurate and timely performance of each employee’s duties and responsibilities.

(02/2014)

NISA Investment Advisors, L.L.C.